PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	JANUARY 18, 2013
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Solazyme's

Additional Financings to Fund Production Scale-Up

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes the announcement by Solazyme, Inc., of the pricing of its offering of $115 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018 (the "Convertible Notes") in a private placement under the Securities Act of 1933. The sale of the Convertible Notes is expected to close on January 24, 2013, and Solazyme expects that the net proceeds from this offering will be approximately $109.8 million, which are intended to be used to fund project-related costs and capital expenditures and for general corporate purposes. The full press release may be viewed at http://finance.yahoo.com/news/solazyme-inc-prices-offering-115-140000767.html.

In addition, Harris & Harris Group notes Solazyme's announcement that it has secured a 245.7 million-real (U.S. $120 million) loan from Brazil’s national development agency, BNDES, for a plant it is building in South America, which is expected to begin production in the fourth quarter of 2013. The full press release may be viewed at http://www.bloomberg.com/news/2013-01-17/solazyme-120-million-loan-for-brazil-plant-cuts-borrowing-cost.html?cmpid=yhoo.

"As the initial institutional investor in Solazyme, we see recent financing announcements as further validation of Solazyme's progress towards commercial scale production," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group.

Harris & Harris Group is an investor in publicly traded Solazyme, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.yahoo.com and www.bloomberg.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.